March 28, 1997


Dear Shareholder:

         On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders of High Point Financial Corp., which is to be held at 4:00 p.m. on Thursday, April 24, 1997 at Perona Farms, 350 Andover-Sparta Road (Route 517), Andover, New Jersey. A Notice of Meeting, Proxy Statement and form of proxy are enclosed.

         At the meeting, shareholders are being asked to vote for the election of three directors.

         I urge you to read the enclosed material and to complete, date, sign and mail the form of proxy promptly to have your vote counted.

         Our thanks for your continued support of High Point Financial Corp.

                                       Very truly yours,




                                       Michael A. Dickerson
                                       President and Chief Executive Officer

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


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                     To be held April 24, 1997


         The Annual Meeting of Shareholders of High Point Financial Corp., a New Jersey corporation, will be held at Perona Farms, 350 Andover-Sparta Road (Route
517), Andover, New Jersey, on Thursday, April 24, 1997 at 4:00 p.m. local time for the following purposes:

         1.       To elect three directors;

         2. To transact such other business as may properly come before the meeting and any adjournments thereof.

         Only shareholders of record at the close of business on March 14, 1997 are entitled to notice of and to vote at the meeting.


                                     By Order of the Board of Directors




                                     Gregory W.A. Meehan
                                     Vice President & Treasurer

Branchville, New Jersey
March 28, 1997




         A proxy statement and proxy are enclosed herewith. Whether or not you expect to attend the meeting in person, please sign, date and return the enclosed proxy card promptly in the enclosed addressed envelope, which requires no postage if mailed within the United States.

                           HIGH POINT FINANCIAL CORP.

                                 PROXY STATEMENT

         This Proxy Statement is furnished for use at the Annual Meeting of Shareholders of High Point Financial Corp. ("High Point") to be held at Perona Farms, 350 Andover-Sparta Road (Route 517), Andover, New Jersey on Thursday, April 24, 1997 at 4:00 p.m. and at any adjournments thereof (the "Annual Meeting"). The accompanying proxy is solicited by the Board of Directors of High Point. The principal executive offices of High Point are located at Branchville Square, Branchville, New Jersey 07826. This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about March 28, 1997.

         The expense of soliciting proxies will be borne by High Point. Proxies may be solicited by mail, in person or by telephone or facsimile by directors, officers or employees of High Point and its subsidiary. High Point will, upon request, reimburse custodians, nominees and fiduciaries for reasonable expenses in forwarding soliciting materials to the proper shareholders.

         A form of proxy is enclosed. Each properly completed and returned proxy will be voted at the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving written notice of such revocation to the Secretary of High Point or by submitting a duly executed proxy bearing a later date. The presence at the meeting of any shareholder who has given a proxy does not revoke the proxy unless the shareholder files written notice of revocation with the secretary of the Annual Meeting prior to the voting of the proxy.

         Only shareholders of record at the close of business on March 14, 1997 are entitled to receive notice of and to vote at the Annual Meeting. As of March 14, 1997 the only class of High Point stock outstanding was Common Stock, of which 3,786,480 shares were outstanding. Each share is entitled to one vote on all matters. There are no cumulative voting rights. The presence in person or by proxy of the holders of 1,893,241 shares of Common Stock is required for a quorum. Votes to which shares are entitled are not considered as having been cast at the meeting if, for any reason, the shares are not voted, including an abstention, directions in a written proxy to withhold votes, or votes withheld by a broker, even though shares not voted may be counted for purposes of determining whether a quorum is present at the meeting and even though such shares may be considered as shares entitled to vote.

         As of March 14, 1997, the High Point Financial Corp. and Affiliated Subsidiaries Employee Stock Ownership Plan (the "ESOP") held 194,172 shares of Common Stock, 185,758 of which were credited to the accounts of the participants in the ESOP. Under the terms of the Trust Agreement for the ESOP, the participants furnish instructions to the trustees to vote the shares of Common Stock credited to their respective accounts. As of March 14, 1997, there were 8,414 unallocated shares held by the ESOP to be voted by the Trustees of the ESOP. Proxies will be provided to all participants in the ESOP in order that they may vote their credited shares.

                              ELECTION OF DIRECTORS

         The Board of Directors has established the number of directors at seven, effective at the conclusion of the Annual Meeting, approximately one-third of whom, under High Point's Restated Certificate of Incorporation, are to be elected each year. At the Annual Meeting, three directors are to be elected to the class whose term will expire in 2000. All nominees are currently directors of High Point and were selected by the Board of Directors, which has no nominating committee. All directors elected at the Annual Meeting and all directors continuing in office are to hold office until the annual meeting of shareholders in the year in which their respective terms expire and until successors have been elected and qualified.

         The persons named as proxies in the accompanying proxy card intend to vote the shares represented by the proxy cards received by them for the election of those nominees listed below unless you instruct otherwise on the proxy card. In the event that a nominee becomes unavailable for election for any reason, an event that management does not anticipate, shares of Common Stock represented by proxies will be voted for a substitute nominee designated by the Board of Directors. There is no relationship by blood, marriage or adoption between any director, executive officer, or person nominated or chosen to become a director or executive officer of High Point.

         The following table sets forth as of March 14, 1997, with respect to each nominee for director and each current director continuing in office: age; principal occupation during the last five years, including positions held with High Point or its direct subsidiary, The National Bank of Sussex County ("NBSC"), or a former subsidiary, The Pocono Bank ("Pocono"), if any; other directorships held, if any; the year of first becoming a director of High Point; and the year of the annual meeting when each director's term will expire, except that Harold E. Pellow, who was a director on March 14, 1997, has since resigned because of business commitments and is no longer a director of High Point or NBSC. All of High Point's directors, other than Mr. Dolan and Mr. Guptill, are also directors of NBSC. Although there is a signature block for Mr. Pellow on the Annual Report on Form 10-K, he resigned before the Form 10-K was executed by the directors.





Nominees for Election as           Principal Occupation During the Last Five
Directors for Terms Expiring       years and Other Directorships              High Point Director
in 2000                                                                               Since          Age




Michael A. Dickerson               President and Chief  Executive  Officer,             1988           60
                                   High Point (since  1988);  Vice Chairman
                                   (from 1991 to 1996) and Chief  Executive
                                   Officer  (since  November  25,  1991),  NBSC;
                                   Director,   President  and  Chief   Executive
                                   Officer  (from 1988 through April 1992 except
                                   from May 9 through  December 26, 1990),  Vice
                                   Chairman  (May 9, 1990  through  April 1992),
                                   Pocono.

Larry R. Condit                    President,     Condit    Ford,     Inc.;             1986           47
                                   President, Condit Auto Lease Corp.

Richard M. Roy                     Vice  Chairman of the Board of Directors             1982           64
                                   of  High   Point   (since   May   1996);
                                   Treasurer,  The Roy Company,  Inc. (farm
                                   equipment sales).



Directors Continuing in Office
with Terms Expiring in 1999


William A. Dolan, II               Attorney,  Kelly,  Gaus and Holub (since             1982           65
                                   January 1,  1994);  Attorney,  Dolan and
                                   Dolan,  P.A. (prior to 1994);  Director,
                                   Selective Insurance Group, Inc.

Charles L. Tice                    Chairman  of  the  Board  of  Directors,             1995           63
                                   High Point  (since  May  1996);  Retired
                                   since 1993,    previously    Senior   Vice
                                   President of Selective  Insurance Group,
                                   Inc.



Directors Continuing in Office
with Terms Expiring in 1998


 George G. Guptill, Jr.            President  (since  1990)  and  Director,             1988           57
                                   and Executive Vice  President  (prior to
                                   1990), Franklin Mutual Insurance Co.

Charles L. Lain                    Chairman  of  NBSC  (since  May,  1996);             1986           66
                                   President,  Pine  Island  Turf  Nursery,
                                   Inc.






Security Ownership of Certain Beneficial Owners, Directors and Management

         The following table sets forth, as of March 14, 1997, the number and percentage of shares of Common Stock held by each person who is known by High Point to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, by each nominee and each continuing director, and by all of High Point's executive officers and directors as a group.




Name of Beneficial Owner                      Number of Shares
and Address of Beneficial Owner               of Common Stock             Percent
of 5% or More                                 Beneficially Owned (a)      of Class




Lakeland Bancorp.                                351,152                   9.3%
        250 Oak Ridge Road
        Oak Ridge, NJ 07438
Franklin Mutual Insurance Co.                    250,976                   6.6%
        P.O. Box 400
        Branchville, NJ  07826

High Point Financial Corp and                    194,172                   5.1%
 affiliated Subsidiaries
 Employee Stock Ownership Plan
        P.O. Box 460
        Branchville, NJ  07826

Larry R. Condit                                 35,781(c)                  1.0%

Michael A. Dickerson                            57,339(d)                  1.5%

William A. Dolan, II                            29,230(e)                    *

George H. Guptill, Jr.                         282,674(b)(f)               7.5%
        P.O. Box 400
        Branchville, NJ  07826

Charles L. Lain                                 29,361(g)                    *

Harold E. Pellow                                28,184(h)                    *

Richard M. Roy                                  86,333(i)                  2.3%

Charles L. Tice                                 17,167(b)(j)                 *

Gregory W.A. Meehan                             75,584(b)(k)               2.0%

All executive officers and directors           627,825(l)(m)              16.3%
as a group (11 persons)

--------------------

*Indicates less than 1%.


(a) Unless otherwise indicated, each person effectively exercises sole voting and dispositive power as to the shares reported.

(b) Includes 8,414 shares held by the ESOP which are not allocated to the accounts of employees of High Point or NBSC and with respect to which Messrs. Guptill, Meehan and Tice, as trustees, have shared voting and investment power.

(c) Includes 19,798 shares held by Condit Auto Lease Corp. over which Mr. Condit has sole voting and investment power. Also includes 495 shares held by Mr. Condit's wife as to which Mr. Condit disclaims beneficial ownership. Also includes 3,000 shares issuable pursuant to stock options presently exercisable by Mr. Condit.

(d) Includes 10,308 shares of common stock in Mr. Dickerson's account in the ESOP as of December 31, 1996, under which Mr. Dickerson has voting power, but not investment power. Includes 2,000 shares held by trusts of which Mr. Dickerson is a trustee. Also includes 25,000 shares issuable pursuant to stock options presently exercisable by Mr. Dickerson.

(e) Includes 7,270 shares held by Mr. Dolan's wife as to which Mr. Dolan disclaims beneficial ownership. Also includes 358 shares held by a trust of which Mr. Dolan is a trustee. Also includes 3,000 shares issuable pursuant to stock options presently exercisable by Mr. Dolan.

(f) Includes 250,976 shares held by Franklin Mutual Insurance Co. All voting and investment decisions made by Franklin Mutual Insurance Co. with respect to such shares are made by a board of directors committee of which Mr. Guptill is not a member. Also includes 3,000 shares issuable pursuant to stock options presently exercisable by Mr. Guptill.

(g) Includes 3,000 shares issuable pursuant to stock options presently exercisable by Mr. Lain.

(h) Includes 830 shares held by Mr. Pellow's wife as to which Mr. Pellow disclaims beneficial ownership. Also includes 3,000 shares issuable pursuant to stock options presently exercisable by Mr. Pellow.

(i) Includes 330 shares held by Mr. Roy's wife as to which Mr. Roy disclaims beneficial ownership. Also includes 3,000 shares issuable pursuant to stock options presently exercisable by Mr. Roy.

(j) Includes 1,158 shares held in a trust of which Mr. Tice is a trustee. Also includes 3,000 shares issuable pursuant to stock options presently exercisable by Mr. Tice.

(k) Includes 1,323 shares held by Mr. Meehan's wife as to which Mr. Meehan disclaims beneficial ownership. Also includes 11,334 shares of common stock in Mr. Meehan's account in the ESOP as of December 31, 1996, under which Mr. Meehan has voting power, but not investment power. Also includes 25,000 shares issuable pursuant to stock options presently exercisable by Mr. Meehan.

(l)      See all footnotes above.

(m) Each of Messrs. Guptill, Meehan and Tice is a beneficial owner of 8,414 shares in the ESOP. See note (b) above. This total only counts such shares once.

Committees And Meetings

         High Point has an Audit Committee consisting of three members: Messrs. Guptill, Dolan and Roy. The Audit Committee met five times in 1996. High Point has no Nominating Committee. High Point and NBSC have a joint Human Resources Committee, whose members during 1996 were Messrs. Lain, Pellow, Roy and Tice. The Human Resources Committee met once in 1996. The primary function of the Human Resource Committee is to administer the High Point Stock Option Plans (See "Executive Compensation and Other Information") and review compensation for senior management of NBSC, which includes executive management of High Point.

         During the year ended December 31, 1996, the Board of Directors met 12 times. All directors attended 75% or more of the meetings of the Board of High Point and the committees on which they served during 1996.

Executive Compensation and Other Information

Summary of cash and certain other compensation
         The following table shows for the years ending December 31, 1996, 1995 and 1994 the aggregate cash compensation paid by High Point and NBSC, as well as certain other compensation paid or accrued for those years, to High Point's President and Chief Executive Officer and to its Vice President and Treasurer. No other executive officer of High Point earned aggregate cash compensation in excess of $100,000. High Point does not have employment agreements with any of its officers.





                           Summary Compensation Table



                                                                                            Long-term
                                                                                            Compensation
                                                       Annual Compensation                  Awards          All Other Compensation*
--------------------------- ----------- ---------------- ------------- -------------------- ---------------- --------------- -------
Name and Principal                                                     Other Annual
Position                       Year       Salary ($)     Bonus ($)     Compensation($)          Options           Cash       Stock
--------------------------- ----------- ---------------- ------------- -------------------- ---------------- -----------    --------


Michael A. Dickerson,          1996        $161,892           --               --                --             $26,532       1,275
President and Chief
Executive Officer

                               1995        $155,204           --               --               25,000          $27,297       1,574

                               1994        $151,859           --               --                 --            $27,440       1,334


Gregory W.A. Meehan,           1996        $112,222           --               --                 --            $17,778         992
Vice President and
Treasurer
                               1995        $107,452           --               --               25,000          $18,476       1,169

                               1994        $104,359           --               --                 --            $12,064         968




     * "All other compensation" includes the following: (i) director fees paid by NBSC: for Mr. Dickerson, $8,750, $8,250 and $8,750 for 1996, 1995 and 1994,
respectively; for Mr. Meehan, $8,500, $8,000 and $4,875 for 1996, 1995 and 1994,
respectively; (ii) contributions to the Company's 401(k) Plan to match elective deferral contributions (included under salary): for Mr. Dickerson, $4,050 for each of the years 1996, 1995 and 1994; for Mr. Meehan, $3,089, $2,380 and $2,314
for 1996, 1995 and 1994, respectively; (iii) a company paid group term insurance that does not have to be weighted based on age: for Mr. Dickerson, $5,616, $3,600 and $4,219 for 1996, 1995 and 1994, respectively; for Mr. Meehan, $985,
$940 and $1,142 for 1996, 1995 and 1994, respectively; (iv) the value of the annual premium for death benefit in the event the insured dies before retirement and while the insured is still employed by High Point: for Mr. Dickerson, $8,116, $11,397 and $10,421 for 1996, 1995 and 1994, respectively; for Mr.
Meehan,  $5,654,  $7,156 and $3,733 for 1996, 1995 and 1994,  respectively;  (v)
Common Stock allocated under the ESOP: for Mr. Dickerson 1,275 shares, 1,574 shares and 1,334 shares for 1996, 1995 and 1994, respectively; for Mr. Meehan 992 shares, 1,169 shares and 968 shares for 1996, 1995 and 1994, respectively.

Retirement Plan

         Effective December 31, 1993, High Point's Board of Directors froze its defined benefit pension plan, the High Point Financial Corporation & Affiliated Subsidiaries Retirement Income Plan (the "Retirement Plan"). Years of service and compensation earned after December 31, 1993 were not taken into account in calculating a participant's accrued benefit. Employees hired after that date did not become eligible to participate in the Retirement Plan. Effective May 31, 1995, High Point's Board of Directors terminated the Retirement Plan. All accrued benefits were distributed to participants as either deferred annuities or immediate lump sum distributions in 1996.

     The amounts payable under the Retirement Plan for Mr. Dickerson and Mr. Meehan were $78,532.16 and $48,440.34, respectively, all of which was paid to them in 1996.

Stock Option Plans

         Employee Stock Option Plans

         High Point maintains stock option and incentive plans pursuant to which High Point is authorized to grant key employees of High Point or NBSC options to purchase Common Stock. The purpose of the plans is to promote the long-term success of High Point by providing incentives to key employees who are in positions to make significant contributions to such success. The 1987 Incentive Stock Option Plan, the 1990 Employee Stock Option Incentive Plan and the 1996 Employee Incentive Stock Option Plan authorize High Point to grant options to purchase an aggregate of 50,054, 50,000 and 135,000 shares of Common Stock, respectively.

         In November 1995, the High Point Board of Directors granted options to purchase 95,000 shares of stock to key employees of the Company at a price of $6.75 per share. No options were granted to employees under the above mentioned three plans in 1996. No options were exercised in 1996.


         Director Stock Option Plan

         High Point maintains a director stock option plan pursuant to which High Point is authorized to grant non-employee directors of High Point and NBSC options to purchase common stock. The purpose of the 1996 non-employee director stock option plan is to attract and retain highly qualified non-employee directors of High Point and NBSC by providing those directors with an opportunity to receive equity in High Point.

On February 20, 1996, 13 non-employee directors of High Point and NBSC were each granted options to purchase 7,500 shares of stock at an exercise price of $6.75 per share, the market value of High Point stock at the date of the grant. These options will vest at a rate of 20% a year for 5 years; the first two 20% vestings were on February 20, 1996 and 1997, respectively. The options have an expiration date of ten years from the date of vesting.


Change of Control Agreements

         On October 1, 1996, High Point entered into Change of Control Agreements ("Control Agreements") with Mr. Dickerson, Mr. Meehan and one other officer of High Point.

         The Control Agreements define a "change of control" as (a) a reorganization, merger, consolidation, sale of all or substantially all of the assets of High Point or NBSC, or a similar transaction in which NBSC or High Point is not the resulting entity; (b) individuals who constitute the incumbent board (as defined) of the Bank or High Point cease for any reason to constitute a majority thereof; (c) a person other than High Point is or becomes a "beneficial owner" directly or indirectly of securities of High Point (excluding ownership of benefit plans established by NBSC or High Point); (d) a proxy statement soliciting proxies from stockholders of High Point is distributed by someone other than the current management of High Point, seeking stockholder approval of a plan of reorganization, merger or consolidation of High Point or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of High Point and the shareholders owning beneficially or of record 25% or more of the outstanding securities of High Point have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

         Each of the Control Agreements provides for the payment or provision of certain compensation and other benefits to the Executive in the event the Executive's employment is terminated upon a change of control. The Control Agreements provide that the Executive's employment is deemed to be terminated upon a change of control if (a) the Executive's employment is terminated without cause within the six month period prior to, or at any time within the term of the change of control agreement subsequent to, a change of control; or (b) the Executive resigns within six months following a change of control after (i) the Executive is reassigned to a position of lesser rank or status than that held prior to the Change in Control, (ii) a reduction in his base salary or if there is a material reduction in his total benefits from what they were before the change in control, or (iii) the Executive's principal place of employment is relocated by more than thirty miles from its location prior to the Change in Control.

         Each of the Control Agreements provides that, after the date the Executive's employment with High Point is terminated under circumstances described in the preceding paragraph, High Point shall pay annual compensation to the Executive, or in the case of his subsequent death to his beneficiary or his estate, a sum equal to 2.99 times the Executive's preceding year's annual salary including bonuses and any other cash compensation paid or accrued by the Executive during such year and the amount of any benefits received pursuant to any employee benefit plans on behalf of the Executive maintained by High Point and NBSC. The Control Agreements provide for payment by High Point of certain job placement agency fees for an eighteen month period following the termination date. The Control Agreements obligate High Point to provide to the Executive all group insurance coverage (including health, life and disability) for a period beginning on the termination date and ending three years from the change of control date. The Control Agreements provide for personal use of the Executive's High Point automobile for a one year period after his termination date. The agreements provide that the amounts payable upon a change of control will be reduced if they would otherwise be excess parachute payments under the Internal Revenue Code.

         Each of the Control Agreements provides that High Point will pay to the Executive the amount of the Executive's attorney's fees incurred in enforcing his rights under the Control Agreement in the event the Executive prevails in any action arising in connection with the Control Agreement. The Control Agreements further provide that High Point shall provide the executive with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive to the fullest extent permitted by law and, as provided in High Point's Certificate of Incorporation and Bylaws, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer or director of High Point and/or NBSC (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorney's fees and the cost of reasonable settlements.

         The Control Agreement will not apply if the Executive is terminated for cause (as defined). The term of the Control Agreement shall continue until five years from the date of commencement. The term shall be automatically extended for one additional year on each anniversary date of the commencement date of the Control Agreement, unless 60 days prior to the anniversary date, the Boards of Directors of High Point and NBSC pass a resolution clearly stating their intention not to extend the term of the Control Agreement.

Salary Continuation Agreement

         During 1996, NBSC entered into a Salary Continuation Agreement with Mr. Dickerson, Mr. Meehan, and one other executive. The purpose of the Salary Continuation Agreement is to encourage continued employment of NBSC's executive management by providng retirement benefits to the Executive after retirement or other termination of employment and by providing death benefits to his beneficiary after death.

         Each of the Salary Continuation Agreements provides that if the Executive terminates his employment on or after his normal retirement date (defined as age 65 and the completion of 12 years of service), NBSC shall pay to the Executive a monthly benefit consisting of 72% of one twelfth of the Executive's final pay reduced by: a) one half of the monthly unreduced primary retirement benefit under the United States Social Security Act that the Executive would be eligible for if an application for such benefits were made as of the Executive's 65th birthday; b) the monthly straight life annuity benefit the Executive would be entitled to receive under High Point's qualified ESOP determined by the number of shares due to the Executive multiplied by the average market bid price of the shares during the last ten trading days prior to the Executive's termination of employment assuming a life expectancy based on the Executive's then current age using the chart published in the US Treasury Regulations and assuming an interest rate of 7.0%; and c) the monthly straight life annuity benefit the Executive would be entitled to receive under High Point's qualified 401(k) entitlement accumulated as of the Executive's termination of employment relating to the matching funds only and assuming a life expectancy based on the Executive's then current age using the chart published in the US Treasury Regulations. Commencing on the first anniversary of the first benefit payment and continuing on each subsequent anniversary, the benefit shall be increased by the percentage increase in the Consumer Price Index for the calendar year ending immediately prior to said anniversary date for the same period with a minimum annual increase of 3% and a maximum annual increase of 5%. NBSC shall make these monthly payments to the Executive on the first day of the month following the Executive's termination of employment continuing until the later of the Executive's death or the date on which NBSC has made 179 additional monthly payments as provided in the agreement.

         If the Executive terminates employment after the early retirement date (defined in the Salary Continuation Agreement as age 62 and the completion of 12 years of service) but before the normal retirement date, or if the Executive terminates employment for disability prior to the normal retirement date, the benefit payable is the benefit calculated as if the date of the Executive's retirement date were the Executive's normal retirement date multiplied by a fraction, the numerator of which is the Executive's actual years of service and the denominator is the Executive's years of service determined as if the Executive had continued to the normal retirement date. NBSC shall make these monthly payments to the Executive on the first day of the month following the Executive's termination of employment continuing until the later of the Executive's death or the date on which NBSC has made 179 additional monthly payments as provided in the agreement.

         If the Executive is in the active service of NBSC, and terminates employment, voluntarily or involuntarily, other than on account of death, disability or retirement within the six month period immediately preceding a change of control or at any time after a change of control NBSC shall pay to the Executive a benefit calculated as if the date of the Executive's termination date were the Executive's normal retirement date multiplied by a fraction, the numerator of which is the Executive's actual years of service and the denominator is the Executive's years of service determined as if the Executive had continued to the normal retirement date. A change of control and termination pursuant to change of control are further defined in the section "Change of Control Agreements" on page 6 of this Proxy Statement. NBSC shall make these monthly payments to the Executive on the first day of the month following the Executive's termination of employment continuing until the later of the Executive's death or the date on which NBSC has made 179 additional monthly payments as provided in the agreement.

         If the Executive terminates employment before his Early Retirement Date for reasons other than death, disability or change of control, NBSC shall pay the benefits as if the date of the Executive's termination date were the Executive's normal retirement date multiplied by a fraction, the numerator of which is the Executive's actual years of service and the denominator is the Executive's years of service determined as if the Executive had continued to the normal retirement date. These payments shall commence the month after the Executive attains age 65 and shall continue until 179 additional monthly payments have been made. If the Executive terminates employment before his early Retirement Date for reasons other than disability or Change of Control and dies prior to attaining age 65, NBSC shall pay the benefit to the Executive's named beneficiary commencing with the month after the Executive's death and continuing until 179 additional monthly payments have been made.

         If the Executive dies while in the active service of NBSC, NBSC shall pay to the Executive's beneficiary or beneficiaries, or his estate, as the case may be, the benefit that would have been paid to the Executive calculated as if the Executive's death were the normal retirement date. NBSC shall pay the benefit to the Beneficiary on the first day of each month commencing with the month following the Executive's death and continuing until NBSC has made 179 additional monthly payments. Benefit payments shall be increased in the same manner as Normal Retirement Benefits would be increased.

         NBSC will not pay any benefits under the Salary Continuation Agreement if NBSC terminates the Executive's employment "for Cause" as defined in the Salary Continuation agreement. No benefits are payable if the Executive commits suicide within two years of this agreement.

         Assuming current salary levels, anticipated social security benefits and the current value of their respective 401(k) and ESOP assets, were Mr. Dickerson and Mr. Meehan to terminate their employment prior to their early retirement date, their annual levels of benefits would be $72,265 and $20,950, respectively. Should they work until their normal retirement, their annual benefits payable to them would be determined by the formula described above.


Compensation of Directors

         Directors of High Point and NBSC each receive a single annual fee of $5,500. They also receive fees paid per meeting. The Chairman of the Board of High Point receives an additional $3,000. In 1986, certain directors of High Point entered into Deferred Income Agreements with High Point with respect to the fees or a portion thereof that they were to receive during a period of five years commencing in 1986 to defer payment until the earlier of such director's attainment of the age of 65 or death. The payments to each such director are, or will be, paid over a period of ten years together with interest of 8% per annum in accordance with the Deferred Income Agreements. High Point's obligation to make the deferred payments is unfunded and unsecured.

Certain Filings

         High Point is required to identify any director or officer who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership in High Point's equity securities. Based on material provided by High Point, one such report covering transactions by Gregory Meehan was not filed in the month when the transactions occurred. When this oversight was discovered the appropriate report was filed.

Transactions with Directors and Management

         Certain of High Point's directors and officers and certain nominees for director, and their respective associates (including members of their families and corporations or other organizations of which they are or have been directors, officers or principal security holders), are and have been customers of, and are indebted to, NBSC in the ordinary course of business. This indebtedness arises out of loans made to such persons by NBSC, all of which loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the loans were made for comparable loans to other persons, were made in the ordinary course of NBSC's business, and did not involve more than a normal risk of collectability or present other unfavorable features.

         Mr. Guptill is President and a Director of FMI, Inc., a wholly owned subsidiary of Franklin Mutual Insurance Co. (the owner of approximately 6.6% of High Point's outstanding Common Stock). NBSC leases certain properties from FMI, Inc. for branch offices and during 1996 paid $31,000 per month in rent. NBSC anticipates making similar rent payments in 1997.

         During 1996, NBSC purchased two automobiles from Condit Ford, Inc., of which Mr. Condit is President. NBSC accepted bids from area car dealerships for the purchase of these vehicles. Condit Ford, Inc. was the low bidder.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         For the year ended December 31, 1996, High Point engaged Arthur Andersen LLP, independent certified public accountants, to examine its consolidated financial statements. It is anticipated that Arthur Andersen LLP will be engaged to perform similar services in 1997. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with an opportunity to comment on their examination and to respond to appropriate questions from shareholders.



                          PROPOSALS BY SECURITY HOLDERS

         Proposals by security holders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Secretary of High Point by November 28, 1997 for inclusion in High Point's Proxy Statement and form of Proxy relating to that meeting. All such proposals should be directed to the attention of the Secretary, High Point Financial Corp., P.O. Box 460, Branchville, New Jersey 07826.


                                 OTHER BUSINESS

          Management knows of no other business that is intended to be brought before the meeting by or on behalf of High Point or its management. If, however, any other business is properly brought before the meeting, the accompanying proxies will be voted in accordance with the recommendation of management.


                               By Order of the Board of Directors,




                              Gregory W. A. Meehan
                              Vice President & Treasurer

March 28, 1997

                           HIGH POINT FINANCIAL CORP.
                  Proxy Solicited on Behalf of the Board of Directors
                           for Annual Meeting April 24,1997

P        The undersigned  hereby  constitutes and appoints Bruce L. Earlin  and
         J.  Martin  Couse,  and each of them,  his true and  lawful  agents and
R proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of High Point
O        Financial Corp. to be  held  at Perona Farms,  Route 517, Andover,  New
         Jersey  on  Thursday,   April  24,1997  at  4:00  p.m.,   and  at  any
X adjournments thereof, on all matters coming before said meeting, including the election of any person to the directorship for which a
Y        nominee  named on the  reverse  side is  unable to  serve.

                         (change  of  address)

                         ================================

                         ================================

                         ================================
                         (if you have written in the above
                         space, please mark the address change
                         box on the reverse side of this card)



                                                             ------------
                                                              SEE REVERSE
                                                                 SIDE
                                                             ------------

This proxy when properly executed will be voted FOR the election of the nominees of the Board of Directors:

            Election of                FOR              WITHHELD
         Directors,                 _____               _____
         Nominees for
         Term Expiring              _____               _____
         in 2000:

         Michael A. Dickerson, Larry R. Condit, Richard M. Roy


For, except vote withheld from the following nominee(s):

     -----------------------------------


                                   Please mark, sign, date and return the proxy card promptly using the enclosed envelope. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



                                   ---------------------------------------------
                                                                            1997
                                   Signature(s)                             Date



                                               Will Attend               Address
                                               Annual Meeting            Change


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